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                                                                    EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 12, 2001, included in Old Kent Financial Corporation's Form 8-K dated January 16, 2001, and to all references to our Firm included in this Amendment No. 1 to Form S-4 Registration Statement No. 333-52182. Our report dated January 14, 2000, included in Old Kent Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated by reference in this registration statement is no longer appropriate since restated financial statements have been presented giving effect to one or more business combinations accounted for as poolings-of-interests.


                                                       /s/ ARTHUR ANDERSEN LLP



Chicago, Illinois
January 16, 2001